                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

FROM:            THE ACKERLEY GROUP, INC., (206) 624-2888

Media Contact:   Rosanne Marks, MWW/Savitt, (206) 689-8505

Analyst Contact: Dan Evans, Jr., Vice President Public Affairs
                 Denis Curley, Co-President and Chief Financial Officer Leon Berman, The MWW Group, 1-800-724-7602

----------------------------------------------------------------

THE ACKERLEY GROUP ANNOUNCES SECOND QUARTER OPERATING CASH FLOW ADJUSTMENTS

SEATTLE, June 10 -- The Ackerley Group (NYSE: AK), a leading media and entertainment company, today announced that it expects its results of operations for the second quarter of 1999 will be adversely affected by a charge related to its implementation of Digital CentralCasting(TM) and lower than previously anticipated revenue from NBA related activities due in large part to the effect of the NBA lock-out.

In connection with Digital CentralCasting(TM), the company expects to recognize a reorganization charge of approximately $1.0 million in the second quarter 1999. In addition, the company expects that its Sports & Entertainment segment's Operating Cash Flow for the second quarter of 1999 will be between $1.0 million and $2.0 million lower than its Operating Cash Flow for the same period in 1998. This is due to reduced revenues (after expenses) from Seattle SuperSonics missing the 1999 playoffs and lower than anticipated revenues from NBA related activities due to the NBA lock-out offset, in part, by additional revenue (after expenses) generated by the extension of the 1999 regular season into the 1999 second quarter.

The Ackerley Group is comprised of four operating segments, which contain a total of 22 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in four major metropolitan markets. The Television Broadcasting segment owns, operates under management agreements, or has applications pending with the FCC for 13 stations in California, New York, Washington, Oregon and Alaska. The Radio Broadcasting segment owns and operates four radio stations in the Seattle-Tacoma market. The Sports & Entertainment segment includes Full House Sports & Entertainment, and the NBA's Seattle SuperSonics.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.